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                                                                    Exhibit 21.1

                        TALX CORPORATION AND SUBSIDIARIES
            Subsidiaries of TALX Corporation, a Missouri corporation

1. Net Profit, Inc. - a South Carolina corporation

2. TALX FasTime Services, Inc. - a Texas corporation

3. TALX UCM Services, Inc. - a Missouri corporation (d/b/a TALX UC eXpress)

4. TALX Employer Services, LLC - a Missouri limited liability company

5. TBT Enterprises, Incorporated - a Maryland corporation

6. UI Advantage, Inc. - a Maryland corporation

7. Johnson & Associates, LLC - a Nebraska limited liability company

8. Jon-Jay Associates, Inc. - a Massachusetts corporation

9. TALX Tax Incentive Services, LLC - a Missouri limited liability company